Exhibit (a)(1)(B)
Brigham Exploration Company
Offer to Exchange Certain Outstanding Stock Options for New Stock Options
Election Form and Instructions
ELECTION FORM
          Before submitting this election form, please make sure you have received and read the documents that make up this offer, including: (1) the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated July 13, 2009 (the “Offer Document”), (2) this election form and its applicable instructions and (3) the withdrawal form and its applicable instructions. The offer is subject to the terms and conditions of these documents and expires at 11:59 p.m., Eastern Daylight Savings Time, on August 10, 2009, unless extended.
          If you elect to participate in the offer, you may exchange some or all of your Eligible Options (as defined in the Offer Document). Your Eligible Options are identified in a listing sent separately to you. If you have not received a listing by July 16, 2009, please contact David Brigham at (512) 427-3300.
          If you wish to participate in the offer, please check the “Yes” box in the “Exchange Eligible Option” column. Please note if the “No” box is checked under the “Exchange Eligible Option” column, the Eligible Option will not be exchanged and your Eligible Option will remain outstanding subject to its original terms.

Exchange
Original Grant	Exercise Price		Unvested		Eligible
Date	per Share	Vested Options	Options	Expiration Date	Option
☐ Yes, exchange Eligible Option

☐ No, retain Eligible Option

☐ Yes, exchange Eligible Option

☐ No, retain Eligible Option

☐ Yes, exchange Eligible Option

☐ No, retain Eligible Option

BY PARTICIPATING, I AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENT AND THIS ELECTION FORM.

Employee Signature	Date

Employee Name (please print)	E-mail Address

Legal Name, if different (please print)
THIS ELECTION FORM MUST BE RECEIVED NO LATER THAN
11:59 P.M., EASTERN DAYLIGHT SAVINGS TIME, ON August 10, 2009

Brigham Exploration Company
Offer to Exchange Certain Outstanding Stock Options for New Stock Options
Election Form and Instructions
INSTRUCTIONS TO THE ELECTION FORM
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1.	PARTICIPATION IN THIS OFFER. Brigham Exploration Company (“we”, “us”, “our” or “Brigham”) is offering the employees of its wholly owned subsidiary, Brigham, Inc. (“Brigham, Inc.”) to exchange certain outstanding options to purchase Brigham common stock. This exchange relates to your unexpired and unexercised stock options that were granted before April 21, 2009 under our 1997 Incentive Plan (stock options that meet this criteria are referred to as your “Eligible Options”). Your Eligible Options are identified in a listing sent separately to you.

2.	DEFINED TERMS. All terms used in this election form but not defined have the meaning given to them in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated July 13, 2009 (the “Offer Document”).

3.	EXPIRATION DATE. The offer and any rights to tender, or to withdraw a tender of, your Eligible Options will expire on August 10, 2009 at 11:59 p.m., Eastern Daylight Savings Time (or on a later date, if we extend the offer) (such expiration date, the “Expiration Date”).

4.	DELIVERY OF ELECTION TO PARTICIPATE. If you intend to tender your Eligible Options under the offer, you must complete this election form, acknowledge your participation, and do one of the following, all before 11:59 p.m., Eastern Daylight Savings Time, on the Expiration Date:

By (1) emailing a completed and signed scanned or PDF copy of the election form to dbrigham@bexp3.com, (2) faxing a completed and signed scanned or PDF copy of the election form to David Brigham at (512) 427-3400, or (3) delivering or sending your completed and signed election form by hand, registered mail or courier to: Brigham Exploration Company Attn: David Brigham, 6300 Bridge Point Parkway, Building 2, Suite 500, Austin, Texas 78730.

Your election to participate will only be effective upon receipt by us of your election form. You are responsible for making sure that if you wish to participate that you complete and acknowledge your participation before 11:59 p.m., Eastern Daylight Savings Time, on the Expiration Date.

You are not required to tender your Eligible Options, and your participation in this offer is completely voluntary.

Neither we, nor any other person, are obligated to give notice of receipt of, or any defects or irregularities in, any election form you submit.

5.	EXISTING STOCK OPTION AGREEMENTS. You do not need to return your existing stock option agreements relating to your tendered Eligible Options, as they will be automatically canceled if we accept your entire Eligible Options for exchange.

6.	WITHDRAWAL OF ELECTION. The tender of your Eligible Options under this offer may be withdrawn at any time before 11:59 p.m., Eastern Daylight Savings Time, on the Expiration Date. To withdraw your tendered Eligible Options, you must complete and submit a withdrawal form. Withdrawals may not be rescinded, and any tendered Eligible Options withdrawn will not be considered to be properly tendered, unless your Eligible Options are properly re-tendered before the Expiration Date by following the procedures described in Instruction 4 above. You will be bound by the last properly submitted election form or withdrawal form we receive prior to the Expiration Date.

7.	SIGNATURES ON THIS ELECTION FORM. Election forms must be signed by the employee holding the options or another person with the legal authority to act on behalf of the employee. If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Brigham of the authority of that person to act in that capacity must be submitted with this election form.

8.	OTHER INFORMATION ON THIS ELECTION FORM. In addition to signing this election form, you must print your name, legal name (if different than the name you use), date, and your current e-mail address.

9.	REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the offer (including requests for additional copies of this election form) should be directed to David Brigham (dbrigham@bexp3.com; (512) 427-3300).

10.	IRREGULARITIES. We will determine all questions as to the number of Eligible Options tendered and the validity, form, eligibility (including time of receipt) and acceptance of your tender of Eligible Options. We may reject any tender of Eligible Options that we determine is not in the appropriate form or would be unlawful to accept. Our determination of these matters will be final and binding on all parties. We may waive any defect or irregularity in your tender with respect to your Eligible Options tendered before 11:59 p.m., Eastern Daylight Savings Time, on the Expiration Date. Your Eligible Options will not be accepted for exchange until you have cured all defects or irregularities to our satisfaction, or they have been waived by us, before 11:59 p.m., Eastern Daylight Savings Time, on the Expiration Date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options.

11.	ADDITIONAL DOCUMENTS TO READ. In addition to the documents making up this offer, you should be sure to read the other documents referenced in or incorporated into the Offer Document before deciding to participate in this offer.

12.	CONDITIONAL OR CONTINGENT OFFERS. We will not accept any alternative, conditional or contingent tenders.

13.	IMPORTANT TAX INFORMATION. You should refer to “The Exchange Offer-Material United States Tax Consequences” of the Offer Document, which contains important tax information. We encourage you to consult with your own legal, accounting and tax advisors if you have questions about your financial or tax situation.
By signing above, I understand and agree that:
(1)	I have received a copy of the Offer Document, dated July 13, 2009, and all of the ancillary materials (the “Exchange Offer Materials”) from Brigham. I have read and agree to be bound by all of the terms and conditions of the offer as described in the Exchange Offer Materials.

(2)	I understand that, upon acceptance by Brigham, my election to participate will constitute a binding agreement between Brigham and me with respect to all of my Eligible Options that are accepted for cancellation and exchange, unless I return a validly completed withdrawal form with respect to my previously tendered Eligible Options before the expiration of the offer.

(3)	I understand that if I validly tender my Eligible Options for exchange, and such Eligible Options are accepted for cancellation and exchange, I will receive New Options to acquire shares of Brigham common stock, and I will lose all of my rights to purchase any shares under such Eligible Options, and by signing and submitting this election form, I am agreeing to the terms of a new stock option agreement governing the terms of each New Option granted to me in exchange for my Eligible Options pursuant to the offer.

(4)	Brigham has advised me to consult with my own legal, accounting and tax advisors as to the consequences of participating or not participating in this offer before making any decision whether to participate.

(5)	I understand that participation in the offer will not be construed as a right to my continued employment with Brigham, Inc. for any period, and that my employment can be terminated at any time by me or Brigham, Inc., with or without cause or notice, in accordance with the terms of my employment.

(6)	I understand that, as described in the sections “The Exchange Offer-Conditions of The Exchange Offer” and “The Exchange Offer-Extension of Exchange Offer; Termination; Amendment” of the Offer Document, Brigham may extend, amend, withdraw or terminate the offer and postpone its acceptance and cancellation of my Eligible Options that I have tendered for exchange. In any such event, I understand that the Eligible Options tendered for exchange but not accepted will remain in effect with their current terms and conditions.

(7)	I understand that my elections pursuant to this election form will survive my death or incapacity and will be binding upon my heirs, personal representatives, successors and assigns.